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                                                                    EXHIBIT 23.2

The Board of Directors
CharterBank:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated December 1, 2000 except as to note 22, as to which the date is March 22, 2001, contains an explanatory paragraph that states that the statement of financial condition as of September 30, 2000, and the related statements of income and comprehensive income, equity, and cash flows for the year ended September 30, 2000 have been restated.


/s/ KPMG LLP
KPMG LLP

Atlanta, Georgia
July 27, 2001